Exhibit 99.1

4500 NE Evangeline Thwy — Carencro, LA 70520 — Phone — 337-896-6664 — Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-16
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI ANNOUNCES CONTRACT AWARD AND EXPANDED SERVICE LOCATIONS

CARENCRO, LA – August 21, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has been awarded a contract with a leading seismic data acquisition company to perform a major seismic drilling project in the north Louisiana Haynesville Shale area. The contract will generate approximately $5 million in revenue; it is expected to commence during the first quarter of 2009.

The Company also announced that it has finalized an operating agreement with US Liquids of LA, L.P. (“USLL”), for the use of expanded facilities in Fourchon, La., ideally located on the Gulf Coast with access to nearly half of the offshore drilling projects in the deepwater Gulf of Mexico. The USLL’s facility will provide access to over 500 feet of dock space and will give OMNI the capability to service larger deepwater vessels. The major exploration and production companies utilize an estimated 80 percent of these larger deepwater vessel charters in the Gulf of Mexico. OMNI will now have the dock space necessary to pursue cleaning contracts with these companies.

At the new facility, OMNI will also showcase its automated cleaning tool which reduces confined space hazards by up to 70 percent, and substantially decreases the amount of wash water required for cleaning vessels, tanks, and rig pits over conventional methods. The Company expects its Trussco division to begin providing environmental cleaning services at this larger Port Fourchon location in the third quarter of 2008.

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated, “We look forward to our seismic operation’s newest project in the Haynesville Shale. This is a sizable contract that will enhance our presence in this prolific play, and complement the opening of our land operation facility in Sibley, La. earlier this year.”

Commenting on the Port Fourchon facilities expansion Recatto stated, “The Fourchon facility will provide increased commercial opportunities for OMNI by expanding our environmental cleaning service capability to include larger deepwater vessels. We feel demand for our services remains healthy and we expect to continue our aggressive participation in active markets. To that end, we look forward to cultivating our existing relationship with USLL which will allow for additional strategic growth opportunities between our companies’ common customers.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely conversion of seismic drilling backlog into revenue, the acceptance and use of the expanded environmental cleaning services referenced herein, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI&